Exhibit 10.1
TRANSITION, SEVERANCE AND RELEASE AGREEMENT

This Transition, Severance and Release Agreement (this “Agreement”) is made by and between (i) David Sproule (“Employee”) and (ii) Infinity Natural Resources, Inc. (the “Company”). Employee and the Company are referred to each as a “Party” and collectively as the “Parties.” Reference is made herein to (a) the Company’s Executive Change in Control and Severance Plan, as amended, restated or otherwise modified from time to time (the “Severance Plan”), (b) that certain Participation Agreement to the Severance Plan, by and between Employee and the Company, dated February 3, 2025 (the “Participation Agreement”) and (c) those certain Performance Stock Unit Grant Notices and Agreements, by and between Employee and the Company, dated as of March 17, 2025 and March 3, 2026, respectively (the “PSU Agreements,” and (a)-(c) collectively, the “Compensation Agreements”).

RECITALS
WHEREAS, Employee is currently employed on an at-will basis by the Company and currently serves as the Executive Vice President and Chief Financial Officer of the Company (“CFO”);

WHEREAS, Employee’s employment with the Company is being terminated, effective as of the Separation Date (as defined below);

WHEREAS, the Parties wish for Employee to receive certain severance benefits as set forth in this Agreement, which benefits and consideration are conditioned upon Employee’s timely execution, re-execution, and non-revocation of this Agreement and Employee’s compliance with the terms of this Agreement;

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding any and all claims or causes of action that Employee has or may have against the Company or any other Released Party (as defined below), including any claims or causes of action that Employee may have arising out of Employee’s employment with the Company or the end of such employment; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties agree as follows:

TERMS

1.Termination of Employment.

a.This Agreement shall become effective on the day Employee signs and delivers to the Company this Agreement (the “Effective Date”), subject to this Section 1 and Section 6(h). Between the Effective Date and the earliest to occur of (i) the effective date of Employee’s resignation for Good Reason (as defined in the Compensation Agreements, as applicable), which is August 12, 2026 and (ii) the date that Employee is terminated for Cause (as defined in the Compensation Agreements, as applicable) (the actual date on which Employee’s employment terminates, the “Separation Date”), Employee shall continue to serve as the Company’s CFO. Employee will remain entitled to receive Employee’s current base salary at the annualized rate of $425,000 and benefits for services performed between the Effective Date and the Separation Date. Employee’s employment with the Company will end as of the Separation Date, and, as of the Separation Date, Employee will not have any further employment relationship with the Company or any other Released Party. The end of Employee’s employment with the Company on the Separation Date shall constitute, as applicable, an automatic termination of Employee as an employee of the Company and as an officer of the Company (as applicable).

b.Notwithstanding the foregoing, the Company’s obligations under Section 2(b) are strictly contingent upon Employee’s re-execution of this Agreement on the Separation Date or within twenty-one (21) days thereafter. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date.” By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s release of claims against the Company and the other Released Parties. Regardless of whether Employee signs this Agreement, to the extent Employee participates in the Company’s group health insurance, such coverage will cease on the last day of the month in which the Separation Date occurs, unless Employee elects to extend such coverage in accordance with COBRA (as defined below). Beginning at that time, if Employee participated in the Company’s group health insurance, Employee will be eligible to continue Employee’s group health insurance benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of the Company’s benefit plans, federal law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws; provided, that subject to Employee’s execution, re-execution, and non-revocation of this Agreement, Employee is eligible to receive the COBRA benefits described in Appendix A to this Agreement (“Appendix A”).
2.Consideration.

a.Employee shall receive from the Company Employee’s Accrued Amounts (as defined in the Severance Plan), which consist of (i) payment of all accrued and unpaid base salary through the Separation Date, which shall be paid within ten (10) business days following the Separation Date (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Separation Date; and (iii) any vested benefits under the Company’s 401(k) plan and any other benefits to which Employee may be entitled to as required by applicable law.
b.After the Re-Execution Date, and on the express condition that Employee satisfies the conditions of Section 5(a) of the Severance Plan (and for the avoidance of doubt, does not resign prior to August 12, 2026 and is not terminated for Cause from the Effective Date through the Separation Date), the Company will provide Employee with the payments, benefits, and other consideration set forth in Appendix A in accordance with, and subject to the terms and conditions of, this Agreement (including, without limitation, Employee’s compliance with respect to Sections 8 and 9 of this Agreement), Appendix A, and the Compensation Agreements (including the Restrictive Covenants, as defined below), which are each incorporated herein by reference. For clarity, the Parties agree that this Agreement shall be (i) deemed to satisfy the Release Requirement (as defined in the Severance Plan), and (ii) required by the Company pursuant to Section 9 of the PSU Agreements in order for Employee to receive the benefits with respect to the PSUs as described in Appendix A.
3.General Release.
a.Employee, for Employee and for Employee’s spouse, affiliates, successors, heirs, executors, beneficiaries, trustees, administrators, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives (collectively, the “Releasing Parties”), voluntarily, knowingly, irrevocably, unconditionally, and intentionally releases and forever discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective present, former and future managers, officers, directors, principals, shareholders, board members, committee members, employees, agents, lenders, creditors, insurers, members, insureds, attorneys, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, commitments, suits, controversies, actions, causes of action, cross-claims, counter claims, liabilities, demands, debts, rights, promises, contracts, grievances, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the date on which Employee executes or re-executes, as applicable, this Agreement (the “Released Claims”).
b.The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act (together, the “ADEA”), the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act of 1935, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, any applicable Executive Order Programs, the Fair Labor Standards Act, the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Law, the Delaware Fair Employment Practices Act, the Delaware Jury Duty Leave Law, the Delaware Volunteer Emergency Responders Job Protection Act, the Delaware Military Service Leave Law, the West Virginia Pregnant Workers’ Fairness Act, the West Virginia Workers’ Compensation Act Discriminatory Practices, the West Virginia Minimum Wage and Maximum Hours Act, the West Virginia Equal Pay for Equal Work Act, the West Virginia Consumer Credit and Protection Act, the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Law, the Connecticut Free Speech Law, the Connecticut Minimum Wage and Wage Payment Law, the anti-retaliation provision of the Connecticut Workers’ Compensation Act, the Connecticut Jury Duty Leave Law, the Connecticut Drug Testing Law, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, each as amended; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A, or any similar provision of state or local income tax law; and (viii) any Released Claim which was or could have been raised by Employee or any Releasing Party as of the date on which Employee executes or re-executes, as applicable, this Agreement; provided that the Released Claims shall not include any (A) claims that arise solely and completely after the date on which Employee executes or re-executes, as applicable, this Agreement, (B) claim to receipt of the Severance Benefits (to the extent otherwise due hereunder), (C) right to indemnification or expense advancement pursuant to any statute or governing document of the Company, its successor, or any of their affiliates or any applicable insurance policy of the Company, its successor, or any of their affiliates, (D) right to accrued but unpaid base salary or other vested compensation or benefits earned in Employee’s capacity as an employee of the Company, (E) right to pursue any administrative claim for unemployment compensation or workers’ compensation benefits, or (F) other rights that cannot be released as a matter of law and/or waived by private agreement, including Employee’s right to file an administrative charge or participate in an administrative investigation or proceeding with Government Agencies (as defined below) prohibiting waiver of such right.
4.Unknown Facts. This Agreement includes Released Claims of every nature and kind, known or unknown, suspected or unsuspected, pending or not pending. Employee hereby acknowledges that Employee may, after the date Employee executes and re-executes (as applicable) this Agreement, discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Employee hereby waives any right or Released Claim that might arise as a result of such different or additional facts.
5.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.Warranties. Employee warrants and represents as follows:
a.Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.
b.Employee voluntarily executes or re-executes, as applicable, this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
c.Employee has no knowledge of the existence of any Released Claim against the Company or any of the other Released Parties. In the event that any such Released Claim has been filed, Employee immediately will take all actions necessary to withdraw or terminate that Released Claim, unless the requirement for such withdrawal or termination is prohibited by applicable law.
d.Employee understands that nothing contained in this Agreement prohibits or limits Employee from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission prohibiting waiver of such right (“Government Agencies”); (ii) reporting possible violations of federal law or regulation to any Government Agencies, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights or an attorney retained by Employee; (iv) engaging in protected concerted activity under Section 7 of the National Labor Relations Act (if applicable); or (v) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Accordingly, Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is sought to be made under seal. Notwithstanding the foregoing, Employee waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Agreement does not limit Employee’s right to receive a reward for information provided to any Government Agencies or other relief in connection with protected whistleblower activity.
e.Employee has full and complete legal capacity to enter into this Agreement.
f.Employee has had at least twenty-one (21) days, starting from the day that the Company delivers the first draft of this Agreement to Employee, in which to consider the terms of this Agreement. In the event that Employee executes or re-executes, as applicable, this Agreement in less time, it is with the full understanding that Employee had the full twenty-one (21) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution or re-execution, as applicable, to be a waiver of any right Employee had to review the Agreement for a full twenty-one (21) days. Notwithstanding the foregoing, Employee may not re-execute this Agreement prior to the Separation Date.
g.Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the ADEA (the “ADEA Release”), Employee may rescind Employee’s waiver and release within seven (7) calendar days of Employee’s execution or re-execution, as applicable, of this Agreement and (ii) any such rescission must be delivered via e-mail to Raleigh Wolfe, General Counsel and Secretary of the Company (rwolfe@infinitynr.com), within the applicable seven (7)-day period. If Employee rescinds Employee’s re-execution of the ADEA Release, the ADEA Release shall not be advanced to the date of such re-execution but shall remain effective up to and including the date upon which Employee originally signs this Agreement, and Employee shall promptly repay to the Company the after-tax value of the cash Severance Benefits that Employee received pursuant to this Agreement. Provided that Employee does not revoke Employee’s execution or re-execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, the ADEA Release will become effective on the eighth (8th) calendar day after the date on which Employee executes or re-executes, as applicable, this Agreement (the “ADEA Release Effective Date” and the “Second ADEA Release Effective Date,” respectively).
h.Employee admits, acknowledges, and agrees that (i) except as set forth in Appendix A, Employee is not otherwise entitled to payments, benefits, and other consideration and (ii) the payments, benefits, and other consideration in Appendix A are good and sufficient consideration for this Agreement.
i.Employee admits, acknowledges, and agrees that as of the Separation Date, except for the Accrued Amounts and the Severance Benefits, Employee will have been (or has been, as applicable) fully and finally paid or provided all wages, compensation, vacation, bonuses, stocks, stock options, or other benefits from the Company which are or could be due to Employee in connection with Employee’s employment with the Company.
7.Section 409A. This Agreement is intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986 and Treasury Regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Such payments or benefits are intended to be exempt from Section 409A by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of such regulations. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Each of the Parties shall, at the request of the other Party, take any reasonable action (or refrain from taking any action), required to comply with Section 409A, including, but not limited to, taking any reasonable action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.
8.Return of Property and Information. Employee represents and warrants that, on or prior to the Separation Date, Employee will return to the Company any and all property, documents, data, and files, including any documents (in any recorded or stored media, such as papers, computer disks, drives, copies, photographs, and maps) that belong to the Company or that contain any of the Company’s confidential information relating in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any original files, data, or information that contain any of the Company’s confidential information relating in any way to the Company or the Company’s business on any personal computer or other device or account for which no copies exist in the Company’s possession, Employee will return such files, data or information to the Company (and will retain no copies in any form). Employee further agrees that, to the extent that Employee possesses any non-original files, data, or information that contain any of the Company’s confidential information relating in any way to the Company or the Company’s business on any personal computer or other device or account, Employee will delete those files, data, or information (and will retain no copies in any form) and, at the request of the Company, affirm in writing that such confidential information has been deleted. Employee will also return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, Company-issued computers and tablets (including Employee’s Company-issued Microsoft Surface), and all other property in any form on or prior to the Separation Date. Notwithstanding the foregoing or anything to the contrary herein, in the Severance Plan or in the Participation Agreement, the Company and Employee acknowledge and agree that, effective as of the Separation Date, Employee may retain Employee’s rolodex and similar address books (including electronic files), as well as Company-issued cellular phone and other home office equipment, including docking station, monitors, keyboard, mouse, and camera; provided, that if reasonably requested by the Company, Employee permits the Company, prior to or promptly following the Separation Date, to wipe all of the Company’s confidential information and Company data from such devices.
9.Re-Affirmation of Restrictive Covenants. Employee acknowledges and agrees that Employee has continuing confidentiality, non-competition, non-solicitation, ownership of intellectual property, non-disparagement and cooperation obligations to the Company pursuant to (a) that certain Confidentiality and Non-Compete Agreement, dated as of June 6, 2017, by and between Infinity Natural Resources, LLC and Employee (the “2017 Agreement”), (b) Appendix B of the Participation Agreement, and (c) Section 7 of the Severance Plan ((a)-(c) collectively, the “Restrictive Covenants”); provided, however, that the Post-Termination Non-Compete Term (as defined in the 2017 Agreement) shall be eighteen months following the Separation Date for purposes of the 2017 Agreement. Employee agrees that, except to the extent they conflict with Section 6(d) above, the Restrictive Covenants shall survive the execution or re-execution, as applicable, of this Agreement and Employee expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Restrictive Covenants. Employee further warrants and represents that, except as provided by Section 6(d) above, Employee has never violated the Restrictive Covenants and will not do so in the future.
10.Resignation. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the board of directors or board of managers (or similar governing body) of each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.
11.Company Acknowledgments. The Company acknowledges and agrees that: (a) Employee has grounds for resigning for Good Reason; (b) it is waiving Employee’s obligation to provide written notice of the grounds for Good Reason; and (c) it is waiving Employee’s obligation to provide the Company with any time to correct the grounds for Good Reason and it is waiving any rights it may have to correct the grounds for Good Reason. The Company represents and warrants that this Agreement has been duly authorized, executed and delivered to Employee and that the Company has full capacity and authority to perform its obligations hereunder.
12.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision hereof is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by a Party against the other Party shall not constitute a defense to enforcement of this Agreement.
13.Assignments. The Company may not assign its rights under this Agreement, or any of its obligations hereunder, to any third party without the prior written consent of Employee, which consent shall not be unreasonably, withheld, conditioned or delayed; provided, however, that the Company may assign this Agreement without Employee’s consent to: (i) any affiliate of the Company; (ii) any entity that acquires all or substantially all of the assets of the Company; or (iii) any entity that succeeds to the business of the Company by operation of law. Employee may not assign his rights under this Agreement, or any of his obligations, including the Restrictive Covenants, without the Company’s prior written consent; provided, however, that Employee’s rights to any payments under this Agreement: (i) may be assigned without the Company’s consent to Employee’s estate, heirs, spouse or any trust for the benefit of Employee’s estate, heirs or spouse; or (ii) shall automatically inure to the benefit of Employee’s estate upon Employee’s death.
14.Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
15.Entire Agreement. This Agreement and the Compensation Agreements (including the Restrictive Covenants) constitute the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. To the extent there is any conflict between the terms of this Agreement (including Appendix A), on the one hand, and the Compensation Agreements, on the other hand, the terms of this Agreement and Appendix A shall control. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
16.Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Section” shall refer to the enumerated sections of this Agreement, unless context suggests otherwise. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement. The words “execute” and “execution” as used herein shall also mean “re-execute” and “re-execution” unless the context requires otherwise. All references to a statute or law means such statute or law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

17.Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. Venue shall be exclusively in the state or federal courts located in in the State of Delaware.
18.Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
19.Waiver. The failure of any Party to give notice of any breach by the other Party, or insist upon strict performance of any of the terms or conditions, of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
20.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.
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IN WITNESS WHEREOF, the Parties have executed this Transition, Severance and Release Agreement on the dates written below.
EMPLOYEE

/s/ David Sproule                August 8, 2026_______________
David Sproule                     Date

THE COMPANY

/s/ Zack Arnold                    August 9, 2026_______________
Infinity Natural Resources, Inc.            Date

By: Zack Arnold
Title: President and Chief Executive Officer

*NOT TO BE RE-EXECUTED PRIOR TO THE SEPARATION DATE*

EMPLOYEE

                        ___________________________
David Sproule                    Date

[Signature Page to Agreement]

Appendix A
The Company shall provide Employee with the benefits set forth below in accordance with, and subject to the terms of, the Compensation Agreements, the Agreement to which this Appendix A is attached (the “Agreement”), and this Appendix A. Capitalized terms not otherwise defined in the Agreement or this Appendix A shall have the meanings set forth in the Severance Plan. To the extent there is any conflict between the terms of the Agreement (including this Appendix A), on the one hand, and the Compensation Agreements, on the other hand, the terms of the Agreement and this Appendix A shall control.

Subject to Employee’s execution, re-execution, and non-revocation of the Agreement, Employee will receive the following elements as consideration for Employee’s execution and re-execution of the Agreement and continued compliance with the Agreement and the Restrictive Covenants (collectively, the “Severance Benefits”):
1.Payment in cash of $1,275,000, which is equal to (i) 1.5, multiplied by (ii) the sum of Employee’s (A) Base Salary and (B) Target Annual Bonus, to be paid in substantially equal installments on the Company’s regular payroll schedule for the period commencing on the Separation Date and ending on the eighteen (18)-month anniversary of the Separation Date; provided, however, that the payment of any amount that is otherwise due and payable to Employee prior to the Second ADEA Release Effective Date, shall be suspended and shall not be paid to Employee until the Company’s first regularly scheduled pay date on or after the date that is 60 days after the Separation Date. Additionally, with respect to the aggregate amount of the installments that would otherwise be paid after March 15, 2027 that exceed the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), such excess will be paid to Employee in a lump sum on March 15, 2027 and the installments payable after March 15, 2027 shall be reduced by such excess (beginning with the installment first payable after March 15, 2027 and continuing with the next succeeding installment until the aggregate reduction equals such excess). A payment schedule showing the expected gross amount of each installment is attached to the Agreement as Appendix B for illustrative purposes.1

2.A pro-rated portion of Employee’s annual bonus for calendar year 2026, determined based on actual performance levels when the Company typically makes such determinations under the applicable incentive plan generally, multiplied by a fraction, (i) the numerator of which equals the number of calendar days that Employee was employed by any member of the Company Group during calendar year 2026 (i.e., 224 calendar days) and (ii) the denominator of which equals 365, payable in a lump sum at the same time the Company pays its annual bonuses under the applicable incentive plan generally (but in no event later than March 15, 2027).

3.Payment in cash of $42,731.43, which is equal to the product of (i) eighteen (18) and (ii) Employee’s Monthly COBRA Amount, paid in a lump sum within sixty (60) days after the Separation Date.
4.Conveyance of title to the [***********], VIN [***********], within a reasonable period of time after the Separation Date.
1 In the event that the Company and Employee enter into a consulting arrangement in which the Separation Date does not constitute a “separation from service” (within the meaning of Section 409A), the Company and Employee will modify the commencement date of this severance benefit to the end of the consulting period.
A-1

5.Reimbursement of Employee’s reasonable legal fees actually incurred in connection with the negotiation and execution of this Agreement in an aggregate amount not to exceed $10,000. Such reimbursement will be made within 60 days following Employee’s submission of documentation to the Company supporting the incurrence and payment of such expenses (including Employee’s legal counsel’s invoice for services rendered and proof of payment).
6.All performance stock units (“PSUs”) in respect of shares of Class A common stock of the Company held by Employee as of the Separation Date shall vest pro rata at the end of the applicable Performance Period, with the vested portion equal to (i) the Pro-Rated Amount, multiplied by (ii) the percentage of PSUs that become Earned PSUs based on the Company’s actual achievement of the Performance Criteria. Vested PSUs shall be settled by the Company as soon as reasonably practicable following the applicable Certification Date and no later than 60 days following the applicable Certification Date. In addition, no later than 60 days following the applicable Certification Date, the Company will pay Employee an amount equal to (a) the aggregate value of the Subject Dividends, multiplied by (b) the number of Earned PSUs. Capitalized terms used but not defined in this paragraph shall have the meanings set forth in the PSU Agreements, as applicable. For clarity, the table below sets forth all PSUs held by Employee as of the Separation Date, including the applicable Pro-Rated Amounts and Performance Periods; provided, for the avoidance of doubt, that the percentage of PSUs that become Earned PSUs based on the Company’s actual achievement of the Performance Criteria shall not be determinable until the end of each applicable Performance Period.2

Grant Date	Type of Award	Number of Company PSUs (at target) Outstanding as of Immediately Prior to the Separation Date	Applicable Pro-Rated Amount of PSUs*	Applicable Performance Period
March 17, 2025	PSU	130,586	66,682	March 3, 2025 – December 31, 2027
March 3, 2026	PSU	130,510	26,674	January 1, 2026 – December 31, 2028

*Amounts are shown at target. As noted above, the Pro-Rated Amount will be multiplied by the percentage of PSUs that become Earned PSUs based on the Company’s actual achievement of the Performance Criteria once the Performance Period ends and the achievement is determined on the applicable Certification Date (and for the avoidance of doubt, the number of Earned PSUs may be at a level between 0% and 300% of the target PSUs on a per award basis – and if achievement is determined to be at 0%, then the number of Earned PSUs will equal 0 and the applicable Pro-Rated Amount of PSUs would be 0). For example, if the Performance Criteria for the March 2025 PSUs is determined to be achieved at 50%, then 33,341 PSUs would vest with respect to that award.

All Severance Benefits will be subject to applicable taxes and withholdings.
2     This table is being provided for illustrative purposes only, using conventional rounding for calculating the Pro-Rated Amounts, and assumes that the Separation Date is August 12, 2026. The Pro-Rated Amounts are subject to change if the Separation Date is not August 12, 2026.
A-2